Exhibit 10.35.3

STANDSTILL AGREEMENT

           THIS AGREEMENT effective as provided herein by and between ENVIRONMENTAL REMEDIATION HOLDING CORPORATION ("ERHC"), a Colorado corporation, with offices at 1686 General Mouton Avenue, Lafayette, LA 70508 and the Investors or their permitted assigns whose names are included in Schedule A annexed hereto and made a part hereof (collectively the "Investors" or individually, the "Investor").

           WHEREAS, on June 1, 1998 ERHC granted warrants to purchase ERHC's common stock with an exercise date on or before fourteen (14) months from the effective date of a Registration Statement covering the warrants, which warrants also contained rights for the holders to be granted additional warrants in certain circumstances (the "Warrants"); and

           WHEREAS, ERHC has executed and its Board of Directors have approved a letter of intent dated April 8, 1999 with ERHC Investment Group, Inc. which requires certain consents from the Investors and amendments and modifications to the Warrants, a copy of which letter of intent is annexed hereto and made a part hereof as Exhibit A (the "Letter of Intent"); and

           WHEREAS, the parties wish to confirm in writing their understanding and agreement regarding these matter.

           NOW THEREFORE in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

     1. Confidential Information. Investors' consent and amendments and modifications to the Warrants as provided in the Letter of Intent are conditions precedent to the Initial Closing. This is due to the fact that the Warrants have certain adjustments which may render it impossible for ERHC to issue the requisite control interest required under the term of the Letter of Intent. The matters contained herein and in the Letter of Intent are confidential information not available to the public. These matters will only be made public with a filing by ERHC of a Form 8K within the time required from the Initial Closing as defined in the Letter of Intent (the "Initial Closing"), the date on which an 8K event takes place. Accordingly, the Investors expressly agree not to disclose, use or trade on this information either directly or indirectly in any manner until such time as the Form 8K reporting this Letter of Intent is filed with the SEC.

     2. Amendments and Modifications. From the date of the Initial Closing under the Letter of Intent, it is agreed that the following terms and conditions are amended and modified:

          A.   The Warrants are amended and modified as follows:

               1. The antidilution provisions in Article III, paragraph 3.2 and 3.4 of the Warrants are deleted in their entirety and the text set forth in Exhibit B substituted in their place.

               2.   Article III, paragraph 3.3 is deleted in its entirety.

          B. In addition to the foregoing amendments and modifications, the Investors consent and agree to the following additional terms:

               1. From the date of execution of this Agreement, to waive all rights under any adjustments, antidilution provisions or preemptive rights previously granted in the Warrants or provided by these amendments and modification (i) relative to the transaction contemplated in the Letter of Intent or
                    (ii) relative to any settlement with Procura Financial entered into by the Company upon commercially reasonable terms to complete the assignment of all rights, title and interest in Sao Tome in favor of the Company.

               2. From the date of execution of this Agreement and thereafter until October 15, 1999, to vote with the Company in the event that any third party, other than each of the other note and warrant holders listed as a Selling Shareholder in Amendment No. 3 to the Form S- 1 filed with the SEC, commences any bankruptcy or foreclosure action against the Company or any of its subsidiaries.

3. Effects of No Closing under the Letter of Intent. In the event that no Closing as defined in the Letter of Intent (the "Closing") occurs within ninety (90) days from the date of the Initial Closing, the amendments, modifications and consents in paragraph 2 above shall be null and void ab initio.

4. ERHC Representations and Warranties. ERHC represents and warrants that the amendments, modifications and consents set forth in paragraph 2 are substantially similar to the amendments, modifications and consents sought from each of the other convertible note and warrant holders listed as Selling Shareholders in the Amendment No. 3 to the Form S-1 filed with the SEC and differ only in those matters which are specific to any particular note or warrant transaction listed therein.

5. Effect upon Other Terms and Conditions. Notwithstanding the amendments and modifications contained herein, it is expressly agreed by the parties hereto that all other terms, conditions and provisions of the Warrants remain in full force and effect.

6. Ratification. The Investors ratify the acts of and hold harmless the Board of Directors and Officers for all actions taken by them in compliance with the interpretations of any court of competent jurisdiction as to the application of the Business Judgement Rule from inception through the Initial Closing Date.

7. Intended Beneficiaries. ERHC and ERHC Investment Group Inc. are the intended beneficiaries of this Agreement. In the event of any breach, the parties and the intended beneficiaries of this Agreement shall have all remedies available at law or in equity including the right to seek injunctive relief.

8. Effective Date. This Agreement shall be effective and binding upon ERHC and the each Investor set forth in Schedule A individually from the date of execution by each Investor.

9. Binding Obligations. The obligations of the parties set forth herein shall be binding upon and inure to the benefit of each party's heirs, executors, administrators, beneficiaries, transferees, successors and assigns.

10. Governing Law, Jurisdiction and Venue. The governing law, jurisdiction and venue set forth in the Warrants shall remain in full force and effect.

11. Counterparts. This Agreement may be executed in one or more counterpart, each of which when taken together shall represent one binding agreement. Delivery of an executed counterpart hereof via telecopier shall be as effective as delivery of a manually executed counterpart hereof.

     IN WITNESS WHEREOF, each party set their hand and seal effective as provided herein.

                                            ENVIRONMENTAL REMEDIATION
                                                  HOLDING CORPORATION
                                            By: /s/ JAMES A.  GRIFFIN
                                            -------------------------
                                          James A. Griffin, Secretary

                                    INVESTOR:

Execution Date: April 23, 1999               Corporate Builders
                                            By: /s/ EARNEST D.  CHU
                                             -----------------------
                                            Signature and Title
                                            Print Name: Earnest D.  Chu
                                            Print Title: President

Execution Date:     1999                     /s/ HOWARD TALKS
                                             -----------------
                                             Signature and Title
                                             Print Name: Howard Talks


Execution Date:     1999                     Legal Computer Technology, Inc.
                                             By: /s/ DONALD F.  MINTMIRE
                                             ---------------------------
                                             Signature and Title
                                             Print Name: Donald F.  Mintmire
                                             Print Title: President
[Signature Page First June 1998 Financing]

                                   SCHEDULE A






CORPORATE BUILDERS, INC.

LEGAL COMPUTER TECHNOLOGY, INC.

HOWARD TALKS

                                    EXHIBIT B

Antidilution Provision. The Exercise Price in effect from time to time shall be, subject to adjustment in accordance with the provisions of this Section .

     (a) Adjustments for Stock Splits and Combinations. If the Company shall at any time or from time to time after the date hereof, effect a stock split of the outstanding Common Stock, the applicable Exercise Price in effect immediately prior to the stock split shall be proportionately decreased. If the Company shall at any time or from time to time after the date hereof, combine the outstanding shares of Common Stock, the applicable Exercise Price in effect immediately prior to the combination shall be proportionately increased. Any adjustments under this Section (a) shall be effective at the close of business on the date the stock split or combination occurs.

     (b) Adjustments for Certain Dividends and Distributions. If the Company shall at any time or from time after the date hereof, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the applicable Exercise Price in effect immediately prior to such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying, as applicable, the applicable Exercise Price then in effect by a fraction;

          (i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

          (ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

     (c) Adjustment for Other Dividends and Distributions. If the Company shall at any time or from time to time after the date hereof, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in other than shares of Common Stock, then, and in each event, an appropriate revision to the Exercise Price shall be made and provision shall be made (by adjustments of the Exercise Price or otherwise) so that the holder of this Note shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of the Company which they would have received had this Note been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the date hereof, retained such securities (together with any distributions payable thereon during such period), giving application to all adjustments called for during such period under this Section (c) with respect to the rights of the holders of the Warrant.

     (d) Adjustments for Reclassification, Exchange or Substitution. If the Common Stock issuable upon conversion of this Warrant at any time or from time to time after the date hereof shall be changed into the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections (a), (b) and
(c), or a reorganization, merger, consolidation, or sale of assets provided for in Section (e), then, and in each event, an appropriate revision to the Exercise Price shall by made and provisions shall be made (by adjustments of the Exercise Price of otherwise) so that the holder of this Warrant shall have the right thereafter to convert such Warrant into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such Warrant might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

     (e) Adjustments for Reorganization, Merger, Consolidation or Sales of Assets. If at any time or from time to time after the date hereof there shall be a capital reorganization of the Company (other than by way of a stock split or combination of shares or stock dividends or distributions provided for in Section (a), (b), and (c), or a reclassification, exchange or substitution of shares provided for in Section (d), or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company's properties or assets to any other person, then as a part of such reorganization, merger, consolidation, or sale, an appropriate revision to the Exercise Price shall be made and provision shall be made (by adjustments of the Exercise Price or otherwise) so that the holder of this Warrant shall have the right thereafter to convert this Warrant into the kind and amount of shares of stock and other securities or property of the Company or any successor corporation resulting from such reorganization, merger, consolidation, or sale, to which a holder of Common Stock deliverable upon conversion of such shares would have been entitled upon such reorganization, merger, consolidation, or sale, to which a holder of Common Stock deliverable upon conversion of such shares would have been entitled upon such reorganization, merger, consolidation, or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section (e) with respect to the rights of the holders of this Warrant after the reorganization, merger, consolidation, or sale to the end that the provisions of this Section (e) (including any adjustment in the applicable conversion ratio then in effect and the number of shares of stock or other securities deliverable upon conversion of this Warrant) shall be applied after that event in as nearly an equivalent manner as may be practicable.